Exhibit 99.1

FOR IMMEDIATE RELEASE

LSB INDUSTRIES, INC. REPORTS IMPROVED OPERATING RESULTS

FOR THE 2017 THIRD QUARTER

OKLAHOMA CITY, Oklahoma…October 30, 2017… LSB Industries, Inc. (NYSE: LXU) (“LSB” or the “Company”) today announced results for the third quarter ended September 30, 2017.

Third Quarter Highlights

•	Net sales of $92.4 million for the third quarter of 2017, up from $80.3 million for the third quarter of 2016

•	Net loss from continuing operations of $17.1 million for the third quarter of 2017, an improvement from a loss of $39.5 million for the third quarter of 2016

•	Adjusted EBITDA(1) from continuing operations of $2.8 million for the third quarter of 2017, an increase from an Adjusted EBITDA loss of $26.5 million for the third quarter of 2016

“Our sales and adjusted EBITDA increased significantly compared to the third quarter of last year as a result of higher production levels at all three of our facilities,” stated Daniel Greenwell, LSB’s President and CEO. “The higher volumes were partially offset by continued softness in pricing for our products.”

“Overall, we were encouraged by the performance of our plants during the third quarter. Our Cherokee Facility ran at a 99% on-stream rate during the period, representing its fourth consecutive quarter with an on-stream rate in excess of 95%. El Dorado had an on-stream rate of approximately 91% at its ammonia plant in the third quarter, up from 87% in the second quarter of this year and 62% in the third quarter of last year, and averaged approximately 1,320 tons per day, or 15% above nameplate capacity. Earlier this month, we announced that the ammonia plant at El Dorado was taken out of service to address mechanical issues on a boiler and a heat exchanger. Those repairs were completed, and the plant was returned to service on October 22nd. At our Pryor Facility, the third quarter onstream rate, following the completion of a 17-day turnaround on July 21st, was 85%, up from 78% in the second quarter of this year and 70% in the third quarter last year. As we previously announced, Pryor was taken out of service towards the end of September to repair damage to electrical controls, wiring and piping that resulted from a minor fire at its ammonia plant. Those repairs are expected to be completed later this week. Additionally, the company decided to replace the process gas pre-heat system that was originally planned for the 2018 turnaround. We expect this work will be completed by the third week of November. As a result of this additional work and other work done during the outage, we do not anticipate having to perform a turnaround at the Pryor facility in 2018.”

Mr. Greenwell concluded, “As previously disclosed, we expect our fourth quarter results to have an adverse impact of approximately $7.0 million to $8.0 million of EBITDA from the downtime at Pryor and El Dorado. While we are disappointed by these recent operational issues, we continue to believe that our goal to achieve and sustain on-stream rates averaging approximately 95% at each of our three ammonia plants is achievable. We are currently in the process of upgrading our maintenance management system across all our facilities, which will provide us with improved predictive and preventative capabilities in terms of our ability to identify potential plant issues before they result in unplanned downtime incidents. Our goal is to have the upgrades in place by year end. We expect that higher on-stream rates, coupled with what we anticipate will be a stronger pricing environment, should lead to improved top and bottom line results for LSB in 2018, which should enable us to further enhance our financial position throughout the year.”

(1)	This is a Non-GAAP measure. Refer to the Non-GAAP Reconciliation section.

	Three Months Ended September 30,
	2017		2016
	(Dollars in millions)
Sales by Market Sector	Sales	Sector Mix	Sales	Sector Mix	% Change
Agricultural	$31.2	34%	$23.3	29%	34%
Industrial, Mining and Other	$61.2	66%	$57.0	71%	7%

	$92.4		$80.3		15%

Comparison of 2017 to 2016 periods:

•	Net sales of all our agricultural products increased during the quarter relative to the prior year period. The increase in sales volume of UAN and ammonia reflect higher on-stream rates and the resultant higher production at our Cherokee and Pryor Facilities in the third quarter of 2017 related to improved plant reliability and no scheduled turnaround at Cherokee in 2017. HDAN sales increased materially due to the success of our focused marketing and distribution strategy resulting in increased sales volumes. Higher volumes were partially offset by lower average selling prices for UAN and agricultural ammonia, as indicated in the table below. Net sales of industrial ammonia increased as a result of higher plant on-stream rates at El Dorado. Continued focus on expanding nitric acid and low density ammonium nitrate (LDAN) mining volumes have also contributed to increased sales versus prior year. Sales of nitric acid from the Baytown Facility were impacted by Hurricane Harvey but with minimal financial impact for the quarter. Continued lower trends in the mining industry also impacted AN solution volume versus the prior year period.

•	EBITDA from continuing operations increased compared to the prior year period primarily due to the aforementioned higher sales volumes along with lower plant and lower selling, general and administrative costs. These factors were partially offset by the previously discussed declines in sales prices across our key products and higher natural gas feedstock costs.

The following tables provide key sales metrics for our Agricultural products:

	Three Months Ended September 30,
Product (tons sold)	2017	2016	% Change
Urea ammonium nitrate (UAN)	114,670	70,144	63%
High density ammonium nitrate (HDAN)	34,721	26,961	29%
Ammonia	23,899	14,942	60%
Other	3,123	3,051	2%

	176,413	115,098	53%

Average Selling Prices (price per ton) (A)
UAN	$124	$137	(9)%
HDAN	$203	$202	—%
Ammonia	$201	$292	(31)%

(A)	Average selling prices represent “net back” prices which are calculated as sales less freight expenses divided by product sales volume in tons.

The following table indicates the volumes sold of our major Industrial, Mining and Other Chemical products:

	Three Months Ended September 30,
Product (tons sold)	2017	2016	% Change
Nitric acid	21,319	17,449	22%
Nitric acid – Baytown	118,410	129,626	(9)%
LDAN/HDAN	36,476	22,978	59%
AN solution	10,040	15,873	(37)%
Ammonia	67,040	57,338	17%

	253,285	243,264	4%

Input Costs
Average natural gas cost/MMBtu	$2.92	$2.84	3%

Financial Position and Capital Additions

As of September 30, 2017, our total cash position was $53.1 million. Additionally, we had approximately $38.6 million of borrowing availability under our Working Capital Revolver. There were no borrowings under the Working Capital Revolver at September 30, 2017.

Total long-term debt, including the current portion, was $410.4 million at September 30, 2017 compared to $420.2 million at December 31, 2016. The aggregate liquidation value of the Series E Redeemable Preferred at September 30, 2017, inclusive of accrued dividends of $39.3 million, was $179.0 million.

Interest expense, net of capitalized interest, for the third quarter of 2017 was $9.3 million compared to $13.3 million for the same period in 2016. The third quarter of 2016 included $1.8 million relating to the 12% Senior Secured Notes repaid in October 2016 and $2.2 million debt modification expense associated with a consent solicitation process completed in the third quarter of 2016. For the full year of 2017, we expect interest expense to be approximately $37 million.

Capital additions were approximately $9.8 million in the third quarter of 2017. Planned capital additions for the fourth quarter of 2017 are estimated to be approximately $10 million. For the full year of 2017, total capital additions, which are related to maintaining and enhancing safety and reliability at our facilities, are expected to be approximately $35 million.

Revised Volume Outlook

Our outlook for sales volumes for the fourth quarter of 2017 are as follows:

Products	Fourth Quarter 2017 Sales (tons)
Agriculture:
UAN	125,000 – 135,000
HDAN	50,000 – 60,000
Ammonia	15,000 – 25,000

Industrial, Mining and Other:
Ammonia	55,000 – 65,000
LDAN and AN solution	30,000 – 40,000
Nitric acid and Other Mixed Acids	15,000 – 25,000
Nitric acid – Baytown	115,000 – 125,000

Conference Call

LSB’s management will host a conference call covering the first quarter results on October 31, 2017 at 10:00 a.m. ET/9:00 a.m. CT to discuss these results and recent corporate developments. Participating in the call will be President and CEO, Daniel Greenwell, Executive Vice President and CFO, Mark Behrman and Executive Vice President, Chemical Manufacturing, John Diesch. Interested parties may participate in the call by dialing (201) 493-6739. Please call in 10 minutes before the conference is scheduled to begin and ask for the LSB conference call. To coincide with the conference call, LSB will post a slide presentation at www.lsbindustries.com on the webcast section of the Investor tab of our website.

To listen to a webcast of the call, please go to the Company’s website at www.lsbindustries.com at least 15 minutes prior to the conference call to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website. We suggest listeners use Microsoft Explorer as their web browser.

LSB Industries, Inc.

LSB Industries, Inc., headquartered in Oklahoma City, Oklahoma, manufactures and sells chemical products for the agricultural, mining, and industrial markets. The Company owns and operates facilities in Cherokee, Alabama, El Dorado, Arkansas and Pryor, Oklahoma, and operates a facility for a global chemical company in Baytown, Texas. LSB’s products are sold through distributors and directly to end customers throughout the United States. Additional information about the Company can be found on its website at www.lsbindustries.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally are identifiable by use of the words “may,” “believe,” “expect,” “intend,” “plan to,” “estimate,” “project” or similar expressions, and include but are not limited to: financial performance improvement; view on sales to mining customers; estimates of consolidated depreciation and amortization and future turnaround expenses; our expectation of production consistency and enhanced reliability at our Facilities; our projections of trends in the fertilizer market; improvement of our financial and operational performance; our planned capital additions for 2017; reduction of SG&A expenses; volume outlook and our ability to complete plant repairs as anticipated.

Investors are cautioned that such forward-looking statements are not guarantees of future performance and involve risk and uncertainties. Though we believe that expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectation will prove to be correct. Actual results may differ materially from the forward-looking statements as a result of various factors. These and other risk factors are discussed in the Company’s filings with the Securities and Exchange Commission (SEC), including those set forth under “Risk Factors” and “Special Note Regarding Forward-Looking Statements” in our Form 10-K for the year ended December 31, 2016 and, if applicable, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. All forward-looking statements included in this press release are expressly qualified in their entirety by such cautionary statements. We expressly disclaim any obligation to update, amend or clarify and forward-looking statement to reflect events, new information or circumstances occurring after the date of this press release except as required by applicable law.

Company Contact: Mark Behrman, Chief Financial Officer (405) 235-4546	Investor Relations Contact: The Equity Group Inc. Fred Buonocore, CFA (212) 836-9607 Kevin Towle (212) 836-9620

See Accompanying Tables

LSB Industries, Inc.

Financial Highlights

Three and Nine Months Ended September 30,

	September 30,		September 30,
	Three Months Ended		Nine Months Ended
	2017	2016	2017	2016
	(In Thousands, Except Per Share Amounts)
Net sales	$92,390	$80,262	$338,587	$289,216
Cost of sales	99,675	116,641	322,917	329,630

Gross profit (loss)	(7,285)	(36,379)	15,670	(40,414)

Selling, general and administrative expense	7,975	9,962	26,752	31,730
Other expense (income), net	103	(409)	2,258	(20)

Operating loss	(15,363)	(45,932)	(13,340)	(72,124)

Interest expense, net	9,291	13,333	27,941	21,129
Non-operating other expense (income), net	(844)	2,451	(409)	437

Loss from continuing operations before benefit for income taxes	(23,810)	(61,716)	(40,872)	(93,690)
Benefit for income taxes	(6,698)	(22,226)	(10,741)	(30,747)

Loss from continuing operations	(17,112)	(39,490)	(30,131)	(62,943)

Income from discontinued operations, net of taxes	—	173,041	—	196,644

Net income (loss)	(17,112)	133,551	(30,131)	133,701

Dividends on convertible preferred stocks	75	75	225	225
Dividends on Series E redeemable preferred stock	5,923	7,372	17,248	22,351
Accretion of Series E redeemable preferred stock	1,635	12,137	4,852	16,620
Net income attributable to participating securities	—	1,920	—	1,718

Net income (loss) attributable to common stockholders	$(24,745)	$112,047	$(52,456)	$92,787

Income (loss) per common share:
Basic:
Loss from continuing operations	$(0.91)	$(2.25)	$(1.93)	$(4.17)
Income from discontinued operations, net of taxes	—	6.39	—	7.89

Net income (loss)	$(0.91)	$4.14	$(1.93)	$3.72

Diluted:
Loss from continuing operations	$(0.91)	$(2.25)	$(1.93)	$(4.17)
Income from discontinued operations, net of taxes	—	6.39	—	7.89

Net income (loss)	$(0.91)	$4.14	$(1.93)	$3.72

LSB Industries, Inc.

Consolidated Balance Sheets

	September 30, 2017	December 31, 2016
	(In Thousands)
Assets
Current assets:
Cash and cash equivalents	$53,065	$60,017
Accounts receivable, net	44,922	51,299
Inventories:
Finished goods	17,153	19,036
Raw materials	4,847	3,903

Total inventories	22,000	22,939
Supplies, prepaid items and other:
Prepaid insurance	1,606	11,217
Precious metals	8,491	8,648
Supplies	27,081	24,100
Prepaid and refundable income taxes	2,202	1,193
Other	2,746	1,733

Total supplies, prepaid items and other	42,126	46,891

Total current assets	162,113	181,146
Property, plant and equipment, net	1,020,638	1,078,958
Intangible and other assets, net	12,142	10,316

	$1,194,893	$1,270,420

(Continued on following page)

LSB Industries, Inc.

Consolidated Balance Sheets (continued)

	September 30, 2017	December 31, 2016
	(In Thousands)
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$49,018	$54,246
Short-term financing	—	8,218
Accrued and other liabilities	29,185	44,037
Current portion of long-term debt	9,336	13,745

Total current liabilities	87,539	120,246

Long-term debt, net	401,077	406,475

Noncurrent accrued and other liabilities	11,858	12,326

Deferred income taxes	82,069	93,831

Commitments and contingencies

Redeemable preferred stocks:
Series E 14% cumulative, redeemable Class C preferred stock, no par value, 210,000 shares issued; 139,768 outstanding; aggregate liquidation preference of $179,036,000 ($161,788,000 at December 31, 2016)	167,129	145,029
Series F redeemable Class C preferred stock, no par value, 1 share issued and outstanding; aggregate liquidation preference of $100	—	—

Stockholders’ equity:
Series B 12% cumulative, convertible preferred stock, $100 par value; 20,000 shares issued and outstanding	2,000	2,000
Series D 6% cumulative, convertible Class C preferred stock, no par value; 1,000,000 shares issued and outstanding	1,000	1,000
Common stock, $.10 par value; 75,000,000 shares authorized, 31,280,685 shares issued	3,128	3,128
Capital in excess of par value	195,206	192,172
Retained earnings	263,130	314,301

	464,464	512,601

Less treasury stock, at cost:
Common stock, 2,875,582 shares (3,004,855 shares at December 31, 2016)	19,243	20,088

Total stockholders’ equity	445,221	492,513

	$1,194,893	$1,270,420

LSB Industries, Inc.

Non-GAAP Reconciliation

This news release includes certain “non-GAAP financial measures” under the rules of the Securities and Exchange Commission, including Regulation G. These non-GAAP measures are calculated using GAAP amounts in our consolidated financial statements.

EBITDA Reconciliation

EBITDA is defined as net income (loss) plus interest expense, depreciation, depletion and amortization of property plant and equipment (which includes amortization of other assets and excludes interest included in amortization), less benefit for income taxes and income from discontinued operations, net of taxes. We believe that certain investors consider EBITDA a useful means of measuring our ability to meet our debt service obligations and evaluating our financial performance. EBITDA has limitations and should not be considered in isolation or as a substitute for net income, operating income, cash flow from operations or other consolidated income or cash flow data prepared in accordance with GAAP. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to a similarly titled measure of other companies. The following table provides a reconciliation of net income (loss) to EBITDA for the periods indicated.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	($ in millions)
LSB Consolidated
Net income (loss)	($17.1)	$133.6	($30.1)	$133.7
Plus:
Interest expense	9.3	13.3	28.0	21.1
Depreciation, depletion and amortization	16.8	17.3	51.9	42.9
Benefit for income taxes	(6.7)	(22.2)	(10.8)	(30.7)
Income from discontinued operations	—	(173.0)	—	(196.6)

EBITDA	$2.3	($31.0)	$39.0	($29.6)

LSB Industries, Inc.

Non-GAAP Reconciliation (continued)

Adjusted EBITDA

Adjusted EBITDA is reported to show the impact of one time/non-cash items such as, loss on sale of a business and other property and equipment, one-time income or fees, start-up/commissioning costs, certain fair market value adjustments, non-cash stock based compensation and severance costs. We believe that the inclusion of supplementary adjustments to EBITDA is appropriate to provide additional information to investors about certain items. The following tables provide reconciliations of EBITDA excluding the impact of the supplementary adjustments. Our policy is to adjust for non-cash or non-recurring items that are greater than $0.5 million quarterly or cumulatively.

LSB Consolidated ($ in millions except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
EBITDA:	$2.3	($31.0)	$39.0	($29.6)
Consulting fee - Negotiated property tax savings at El Dorado	—	—	—	12.1
Stock based compensation	1.2	1.3	4.0	3.2
Start-up/Commissioning costs at El Dorado	—	—	—	5.1
Severance costs	—	0.7	—	0.8
Derecognition of death benefit accrual	—	—	(1.4)	—
Loss on sale of a business and other property and equipment	—	—	4.3	0.6
Fair market value adjustment on preferred stock embedded derivatives	(0.7)	2.5	(0.1)	1.0
Delaware unclaimed property liability	—	—	—	0.3
Life insurance recovery	—	—	—	(0.7)

Adjusted EBITDA	$2.8	($26.5)	$45.8	($7.2)

Agricultural Sales Price Reconciliation

The following table provides a reconciliation of total agricultural sales as reported under GAAP in our consolidated financial statement reconciled to “net” sales which is calculated as sales less freight expenses. We believe this provides a relevant industry comparison among our peer group.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Agricultural sales ($ in millions)	$31.2	$23.3	$151.7	$133.4
Less freight:	2.6	1.9	12.5	9.4

Net sales	$28.6	21.4	$139.2	$124.0